Exhibit 99.1

Contacts:
Investors:
Brad Cole
Genomic Health
650-569-2281	www.genomichealth.com
investors@genomichealth.com

Media:
Emily Faucette
Genomic Health
650-569-2824
media@genomichealth.com
Genomic Health Announces First Quarter 2010 Financial Results and Business Progress
Revenue Increased 22%, Tests Delivered Grew 19% and Net Loss Decreased 58% Compared with Prior Year
13,310 Tests Delivered in Q1 Consistent with 13,330 in Q409
Four Oral Presentations Covering Breast, Colon and Renal Cancers Accepted for the American Society of Clinical Oncology (ASCO) Annual Meeting, June 4-8, 2010
Conference Call Today at 4:30 p.m. ET
REDWOOD CITY, Calif., May 5, 2010 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended March 31, 2010.
Total revenue increased to $41.2 million in the first quarter of 2010 compared with $33.9 million in the first quarter of 2009. Product revenue from the Oncotype DX® breast cancer test was $40.3 million in the first quarter of 2010, an increase of 20 percent, compared with $33.4 million in the first quarter of 2009.
Net loss decreased 58 percent to $1.9 million in the first quarter of 2010 from $4.6 million in the first quarter of 2009. Basic and diluted net loss per share was $0.07 in the first quarter of 2010, compared with basic and diluted net loss per share of $0.16 in the first quarter of 2009.
“In the first quarter we delivered year-over-year revenue growth of 22 percent, reduced our net loss by 58 percent and remained cash flow positive. The consistent level of tests delivered quarter-over-quarter reflects a decline in U.S. node-negative breast cancer tests offset by the delivery of twice as many node-positive breast cancer tests and continued strong international growth,” said Kim Popovits, President and Chief Executive Officer of Genomic Health. “Further, we launched our second product franchise and were pleased to see strong uptake of the Oncotype DX colon cancer test. We continue our focus on long-term financial success and our mission of delivering personalized medicine to a broad range of cancer patients around the world.”

Additional First Quarter 2010 Financial Results
Approximately 54 percent of product revenue was recorded on an accrual basis and recognized at the time the test results were delivered during the first quarter of 2010, reflecting established payment patterns from payors with agreements to pay or contracts in place.
Total operating expenses for the first quarter of 2010 were $43.1 million including cost of product revenues of $9.0 million, compared with total operating expenses of $38.5 million, including cost of product revenues of $7.8 million for the comparable period in 2009. Included in operating expenses were non-cash charges of $4.3 million, including $2.6 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses in the first quarter of 2010, compared with non-cash charges of $4.1 million for the same period in 2009.
Cash and cash equivalents and short-term investments at March 31, 2010 were $57.7 million compared with $57.4 million at December 31, 2009.
“More than 20 percent of Oncotype DX test volume in the quarter was from markets beyond our U.S. node-negative breast cancer business including a doubling in the number of node-positive breast cancer tests delivered in the U.S. and more than 50 percent growth in international tests compared with last year,” said Brad Cole, Chief Operating Officer and Chief Financial Officer of Genomic Health. “Additionally, we are gaining traction in securing reimbursement in international markets for our Oncotype DX breast cancer test.”
Financial guidance for the full-year ending December 31, 2010:
•	Revenue of $180 million to $190 million

•	Full year net income of up to $2 million

•	Test results delivered of 58,000 to 61,000 (includes both Oncotype DX breast and colon cancer tests)
Commercial Progress
•	Delivered more than 13,310 Oncotype DX test results in the first quarter of 2010, an increase of 19 percent, compared with more than 11,210 test results delivered in the first quarter of 2009.

•	Successfully launched second product franchise, the Oncotype DX colon cancer test, in January.

•	During the quarter we began receiving delayed payments from Anthem Insurance Companies and the Blue Card program administered by Blue Shield of California.
     International Oncotype DX Breast Cancer Updates
•	Announced exclusive agreement with Palex Medical S.A. to distribute the Oncotype DX test in Spain and Portugal.

•	Germany’s Institute for Quality and Efficiency in Health Care (ICWiG) issued updated guidelines that include evidence-based acceptance of the Oncotype DX test to predict the likelihood of disease recurrence and likelihood of chemotherapy benefit for a large portion of early-stage breast cancer patients.

•	Secured reimbursement from our first private insurer in Europe, SimplyHealth, covering more than 1.3 million lives in the United Kingdom.

•	The Ontario Ministry of Health and Long Term Care began reimbursing Oncotype DX through Ontario Health Insurance Plan’s (OHIP) pre-authorization approval process.

Product Pipeline
•	Announced that the Company’s research scientists have developed a clinically useful method for whole genome expression analysis using standard tumor specimens that are routinely collected in clinical practice. Results demonstrating the successful whole genome expression and mutation analysis from formalin fixed, paraffin embedded tumor samples were presented at the 11th Annual Advances in Genome Biology and Technology (AGBT) meeting in Marco Island, Florida.

•	Presented results at the 27th Annual Miami Breast Cancer Conference demonstrating that ribonucleic acid (RNA) extraction and reverse transcription polymerase chain reaction (RT-PCR) technology can be successfully performed to assess gene expression profiles from formalin fixed-paraffin embedded ductal carcinoma in situ (DCIS) patient samples. These findings indicate that it is feasible to obtain Oncotype DX Recurrence Score® results in DCIS patients.

•	Signed contract to initiate second stage II colon cancer recurrence study.

•	Expect pipeline milestones for the remainder of 2010 to include:
•	Conduct a large clinical trial in DCIS breast cancer

•	Report results from renal cancer gene identification study at ASCO in June

•	Report results from prostate cancer gene identification study
Peer-Reviewed Publications and Medical Meeting Presentations
•	The Journal of Clinical Oncology published positive results from a large international study which demonstrated that the Oncotype DX breast cancer Recurrence Score result is a significant independent predictor of distant recurrence in both node-negative and node-positive, hormone receptor-positive, postmenopausal breast cancer patients who are treated with either anastrozole or tamoxifen.

•	Six abstracts were accepted for presentation at the upcoming ASCO Annual Meeting June 4-8, including four oral presentations of studies in breast, colon and renal cancers:
•	Abstract #4501: “Identification of Prognostic Genomic Markers in Patients with Localized Clear Cell Renal Cell Carcinoma (ccRCC).” Oral presentation

•	Abstract #3503: “Comparison of molecular and pathologic features of stage II and stage III colon cancer in 4 large studies conducted for development of the 12-gene colon cancer Recurrence Score.” Oral presentation

•	Abstract #509: “Recurrence risk of node-negative and ER-positive early stage breast cancer patients by combining recurrence score, pathologic, and clinical information: A meta analysis approach.” Oral presentation

•	Abstract #511: “Potential biologic causes of the racial survival disparity in adjuvant trials of ER-positive breast cancer.” Oral presentation

•	Abstract #6075: “The recurrence score and chemotherapy treatment in node-positive, ER+ early-stage breast cancer patients in Israel.” Poster presentation

•	Abstract #3097: “Association of vorinostat with decrease in gene expression of proliferation-related genes in tumors from women with newly diagnosed breast cancer.” Poster presentation
•	Presented results from nine Oncotype DX studies at five medical meetings including the European Breast Cancer Conference (EBCC), the American Society of Breast Surgeons (ASBS) annual meeting, the United States and Canadian Academy of Pathology (USCAP) annual meeting, the Society of Surgical Oncology (SSO) annual meeting, and the Organisation for Oncology and Translational Research (OOTR) Annual Conference in Kyoto, Japan.
Conference Call Details
To access the live conference call today, May 5, at 4:30 p.m. Eastern Time via phone, please dial (877) 361-8830 from the United States and Canada or +1(706) 679-8297 internationally. The conference ID is

72129565. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 12, and may be accessed by dialing (800) 642-1687 from the United States and Canada or +1(706) 645-9291 internationally. The replay passcode is 72129565.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s web site at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. (NASDAQ: GHDX) is a life science company focused on the global development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched the Oncotype DX® breast cancer test, which has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in early-stage breast cancer. In addition to the widely adopted Oncotype DX breast cancer test, Genomic Health launched its Oncotype DX colon cancer test in January 2010. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit www.genomichealth.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to 2010 financial guidance, including expectations regarding the number of test results delivered, revenue, and net income; the company’s intent to continue to focus on long-term financial success and the delivery of personalized medicine to a range of cancer patients around the world; the company’s expectations regarding the timing and receipt of payments which were delayed during the fourth quarter of 2009; the company’s beliefs regarding its ability to become profitable in 2010; the company’s belief that it is gaining traction in securing reimbursement in international markets for its breast cancer test; the feasibility of obtaining Recurrence Scores results in DCIS patients; the outcome, success or results of clinical trials and the timing of such activities; the applicability of clinical study results to actual outcomes; and the ability of the company’s tests to impact clinical practice. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our tests; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop; our success retaining current contracts or levels of reimbursement coverage for our tests; the risks and uncertainties associated with the regulation of our tests by FDA; the impact of healthcare legislation on our business; our ability to compete against third parties; our ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2009. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.
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Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2010	2009
	(Unaudited)
REVENUES:
Product revenues	$40,266	$33,427
Contract revenues	963	469

Total revenues	41,229	33,896

OPERATING EXPENSES:
Cost of product revenues	8,966	7,827
Research and development	7,793	8,645
Selling and marketing	18,016	14,697
General and administrative	8,327	7,339

Total operating expenses	43,102	38,508

Loss from operations	(1,873)	(4,612)

Interest and other income	108	249
Interest and other expense	(21)	(51)

Loss before income taxes	(1,786)	(4,414)

Income tax expense	146	210

Net loss	$(1,932)	$(4,624)

Basic and diluted net loss per share	$(0.07)	$(0.16)
Shares used to compute basic and diluted net loss per share	28,722,912	28,495,955

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	March 31, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$8,113	$9,082
Short-term investments	49,617	48,366
Accounts receivable, net	12,989	11,123
Prepaid expenses and other current assets	5,533	5,677

Total current assets	76,252	74,248

Property and equipment, net	11,679	12,865
Restricted cash	500	500
Other assets	465	494

Total assets	$88,896	$88,107

Accounts payable	$1,934	$1,304
Accrued expenses and other current liabilities	12,525	14,940
Deferred revenues	3,161	2,238
Notes payable	166	225
Other liabilities	1,149	891
Stockholders’ equity	69,961	68,509

Total liabilities and stockholders’ equity	$88,896	$88,107

The condensed consolidated balance sheet at December 31, 2009 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2009.